Exhibit 10.1

EXECUTION VERSION

REDEEMABLE CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

AMONG

DICERNA PHARMACEUTICALS, INC.

AND

THE INVESTORS NAMED HEREIN

DATED AS OF MARCH 30, 2017

This REDEEMABLE CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 30th day of March, 2017 by and among Dicerna Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the Persons named on the signature pages hereto under the heading “Investors” (the “Investors”). Certain terms used and not otherwise defined in the text of this Agreement are defined in Section 9 hereof.

BACKGROUND

A. The Company has authorized the issuance and sale of 700,000 shares of its Redeemable Convertible Preferred Stock, par value $0.0001 per share (“Redeemable Convertible Preferred Stock”), which will be convertible into shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and which will have the rights, preferences and privileges set forth in the form of Certificate of Designation attached hereto as Exhibit A (the “Certificate of Designation”). The shares of Common Stock into which the Redeemable Convertible Preferred Stock is convertible are sometimes referred to herein as the “Conversion Shares” and the shares of Redeemable Convertible Preferred Stock and the Conversion Shares are sometimes referred to herein collectively as the “Securities.”

B. The Company desires to issue and to sell to the Investors, and the Investors desire to purchase from the Company, the shares of Redeemable Convertible Preferred Stock set forth on Schedule I attached hereto in the column “Shares Purchased,” all in accordance with the terms and provisions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto, intending to be bound, hereby agree as follows:

1. Sale and Purchase of the Redeemable Convertible Preferred Stock. Upon the terms and subject to the conditions herein contained, the Company agrees to sell to the Investors, and each Investor severally and not jointly agrees to purchase from the Company, at the Closing, the number of shares of Redeemable Convertible Preferred Stock set forth in the column “Shares Purchased” opposite such Investor’s name on Schedule I attached hereto, for a purchase price per share equal to $100.00 (the “Purchase Price”), which shall be paid in cash, as set forth in the column “Consideration” opposite such Investor’s name on Schedule I attached hereto.

2. Closing; Payment of Purchase Price; Use of Proceeds.

2.1. Closing. The closing (the “Closing”) with respect to the transaction contemplated in Section 1 hereof shall take place at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199 at 10:00 a.m. Eastern Time on April 11, 2017, or at such other time and place as the Company and the Investors may agree (the “Closing Date”). At the Closing, the Company shall deliver to each Investor a certificate representing the Redeemable Convertible Preferred Stock which such Investor is purchasing at the Closing as set forth on Schedule I attached hereto, registered in the name of such Investor, against delivery to the Company by such Investor of a wire transfer in the amount of the Purchase Price therefor.

2.2. Use of Proceeds. The Company shall use the proceeds from the sale of Redeemable Convertible Preferred Stock hereunder for general corporate purposes, including the continued development of the Company’s proprietary pipeline of product candidates through preclinical and into clinical development.

3. Representations and Warranties of the Investors. Each Investor, severally and not jointly, hereby represents and warrants to the Company as follows:

3.1. Organization. Such Investor is duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of organization or formation, and has all requisite corporate, limited liability company, partnership or trust (as the case may be) power and authority to enter into the Transaction Documents to which it is a party and perform its obligations thereunder.

3.2. Authorization; Enforceability. Such Investor has full right, power, authority and capacity to enter into each of the Transaction Documents to which it is a party and to consummate the transactions contemplated by each such Transaction Document. The execution, delivery and performance of each of the Transaction Documents to which it is a party has been duly authorized by all necessary action on the part of such Investor. This Agreement has been duly executed and delivered by such Investor, and the other Transaction Documents and instruments referred to herein to which it is a party will be duly executed and delivered by such Investor, and each such agreement constitutes or will constitute a valid and binding obligation of such Investor enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally and to general equitable principles.

3.3. Brokers. There is no investment banker, broker, finder, financial advisor or other person that has been retained by or is authorized to act on behalf of such Investor and who is entitled to any fee or commission for which the Company will be liable in connection with the transactions contemplated by this Agreement.

3.4. Investment Representations and Warranties. Such Investor understands that neither the offer and sale of Redeemable Convertible Preferred Stock by the Company to the Investors as contemplated hereby nor the conversion of the Redeemable Convertible Preferred Stock into Conversion Shares has been, nor will be, registered under the Securities Act and each are being made in reliance upon federal and state exemptions for transactions not involving a public offering which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of such Investor’s representations as expressed herein.

3.5. Acquisition for Own Account. Such Investor is acquiring the Securities for its own account for investment and not with a view toward distribution in a manner which would violate the Securities Act.

3.6. Ability to Protect Its Own Interests and Bear Economic Risks. Such Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

3.7. Purchaser Status. Such Investor is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act. Such Investor is not party to any voting agreements or similar arrangements with respect to the Securities. Such Investor is not a member of a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, voting or disposing of the Securities.

3.8. Access to Information. Such Investor has been given access to all Company documents, records and other information, and has had adequate opportunity to ask questions of, and receive answers from, the Company’s officers, employees, agents, accountants, and representatives concerning the Company’s business, operations, financial condition, assets, liabilities and all other matters relevant to its investment in the Securities. The representations of such Investor contained in this Section 3.8 shall not affect the ability of such Investor to rely on the representations and warranties made by the Company pursuant to Section 4 of this Agreement.

3.9. Restricted Securities. Such Investor understands that the Securities will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Securities Act only in certain limited circumstances.

3.10. General Solicitation. Such Investor is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

3.11. Interested Stockholder. Such Investor is not an “interested stockholder” (as defined in Section 203(c)(5) of the General Corporation Law of the State of Delaware) of the Company.

4. Representations and Warranties by the Company. The Company represents and warrants to the Investors that the statements contained in this Section 4 are complete and accurate as of the date of this Agreement.

4.1. Capitalization.

(a) As of the date hereof, and after giving effect to the filing of the Certificate of Designation, the authorized capital stock of the Company consists of (i) 150,000,000 shares of Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), of which 700,000 shares are designated Redeemable Convertible Preferred Stock. As of the date hereof, (A) 20,794,193 shares of Common Stock are issued and outstanding; (B) no shares of Common Stock are held in the treasury of the Company; (C) no shares of Preferred Stock are issued or outstanding; (D) an aggregate of 736,467 shares of Common Stock are reserved for future issuance under the Company’s 2014 Performance Incentive Plan and 2016 Inducement Plan; (E) 6,055,178 shares of Common Stock are subject to outstanding options to acquire shares of Common Stock (which outstanding options have a weighted average exercise price of $9.55 per share); (F) 10,000 shares of unvested restricted Common Stock are outstanding; and (G) 87,901 shares of Common Stock underlie outstanding warrants to purchase shares of Common Stock. As of the date hereof, and after giving effect to the filing of the Certificate of Designation, the Company has no other shares of capital stock, authorized, issued or outstanding. A capitalization table presenting the capitalization of the Company after giving effect to the filing of the Certificate of Designation and the Closing (but prior to giving effect to the conversion of the Redeemable Convertible Preferred Stock into Common Stock) is delivered to the Investors on even date herewith.

(b) All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and have been issued in compliance with all federal and state securities laws.

(c) Except as set forth in the SEC Reports, no Person is entitled to pre-emptive rights with respect to any securities of the Company. Except as set forth in Section 4.1(a), there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or any Subsidiary is or may be obligated to issue any amounts of equity securities of any kind.

(d) The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

(e) Except as set forth in the SEC Reports and, except as may be provided in the Transaction Documents, there are no voting agreements, buy-sell agreements or right of first purchase agreements among the Company and any of the stockholders of the Company relating to the securities of the Company held by them.

(f) The issuance and sale of the Securities hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other Person (other than the Investors).

(g) The Company does not have outstanding any stockholder rights plans or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

(h) The respective rights, preferences, privileges and restrictions of the Redeemable Convertible Preferred Stock and the Common Stock are as stated in the Certificate of Incorporation and Certificate of Designation.

4.2. Issuance of Securities. The Redeemable Convertible Preferred Stock being purchased by the Investors hereunder has been duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered by the Company against payment therefor pursuant to this Agreement, will be validly issued, fully paid and nonassessable and will be free and clear of any Encumbrances or restrictions on transfer other than restrictions under the Transaction Documents and the Certificate of Incorporation and under applicable state and federal securities laws. The Company has reserved a sufficient number of shares of Common Stock for issuance upon conversion of the Redeemable Convertible Preferred Stock and, upon issuance in accordance with the terms of this Agreement or the Certificate of Designation, such shares of Common Stock will be duly and validly issued, fully paid and nonassessable and will be free and clear of any Encumbrances or restrictions on transfer other than restrictions under the Transaction Documents and the Certificate of Incorporation and under applicable state and federal securities laws. The sale of the Redeemable Convertible Preferred Stock hereunder is not, and the subsequent conversion of the Redeemable Convertible Preferred Stock into Conversion Shares will not be, subject to any preemptive rights, rights of first refusal or other similar rights or any anti-dilution provisions contained in the Certificate of Incorporation, Bylaws or any agreement. Assuming the accuracy of the representations and warranties of each Investor in Section 3 hereof, the Conversion Shares will be issued in compliance with all applicable federal and state securities laws.

4.3. Incorporation and Good Standing of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted and as described in the SEC Reports and to enter into and perform its obligations under this Agreement. The Company is duly qualified as a foreign corporation to transact business and is in good standing in the Commonwealth of Massachusetts and each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except whether the failure to so qualify or be in good standing would not have a Material Adverse Effect.

4.4. Subsidiaries. The SEC Reports set forth a list of each direct and indirect Subsidiary of the Company, including its name and jurisdiction of incorporation or formation. Each Subsidiary has been duly incorporated or organized, as the case may be, and is validly existing as a corporation, partnership or limited liability company, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the power and authority (corporate or other) to own, lease and operate its properties and to conduct its business as presently conducted. Each Subsidiary is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect. All of the issued and outstanding capital stock or other equity or ownership interests of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company, directly or through subsidiaries, free and clear of any Encumbrances or preemptive and similar rights to subscribe for or purchase securities.

4.5. Consents. The execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Securities require no consent of, authorization by, exemption from, filing with or notice to any Governmental Entity or any other Person, other than (a) as required pursuant to the Hart–Scott–Rodino Antitrust Improvements Act of 1976, (b) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, (c) notification to any Trading Market on which any of the securities of the Company are listed or designated in connection with the issuance and sale of the Redeemable Convertible Preferred Stock hereunder and the Conversion Shares issuable upon conversion of the Redeemable Convertible Preferred Stock, (d) the filings required to comply with the Company’s registration obligations under the Registration Rights Agreement and (e) compliance with applicable U.S. federal and state securities laws, which compliance will have occurred within the appropriate time periods.

4.6. Authorization; Enforcement.

(a) The Company has all requisite corporate power and has taken all necessary corporate action required for (a) the due authorization, execution, delivery and performance by the Company of each of the Transaction Documents, (b) the authorization of the performance of all obligations of the Company under each of the Transaction Documents, (c) the authorization, issuance (or reservation for issuance) and delivery of the Securities and (d) the adoption and filing of the Certificate of Designation and performance of its obligations thereunder. No action on the part of the stockholders of the Company is required in connection with the transactions contemplated by the Transaction Documents. This Agreement has been duly executed and delivered by the Company, and the other Transaction Documents and instruments referred to herein to which it is a party will be duly executed and delivered by the Company, and each such agreement constitutes or will constitute a valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally and to general equitable principles.

(b) On or prior to the date of this Agreement, the Board of Directors of the Company (the “Board”) has duly adopted resolutions, among other things, (i) authorizing and approving each of the Transaction Documents and the transactions contemplated thereby and (ii) adopting the Certificate of Designation.

4.7. No Conflicts. The Company is not in violation of its Certificate of Incorporation or Bylaws and the execution, delivery and performance of and compliance with each of the Transaction Documents, the filing of the Certificate of Designation and the consummation of the transactions contemplated by each of the Transaction Documents (including, without limitation, the issuance and sale of the Redeemable Convertible Preferred Stock and the conversion of the Redeemable Convertible Preferred Stock into Conversion Shares) will not (a) result in a violation of the Certificate of Incorporation or Bylaws or the certificates of formation, operating agreements, certificates of incorporation or bylaws of any Subsidiary, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any material agreement, lease, mortgage, license, indenture, instrument or other contract to which the Company or any Subsidiary is a party, (c) result in a material violation of any law, rule, regulation, order, judgment or decree (including, without limitation, U.S. federal and state securities laws and regulations) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, (d) result in a material violation of any rule or regulation of FINRA or any Trading Markets or (e) result in the creation of any Encumbrance upon any of the Company’s or any Subsidiary’s assets.

4.8. Material Contracts. Each Material Contract of the Company is in the SEC Reports. Each Material Contract is the legal, valid and binding obligation of the Company enforceable against the Company and, to the knowledge of the Company, any other party thereto, in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally and by general equitable principles. There has not occurred any breach, violation or default or any event that, with the lapse of time, the giving of notice or the election of any Person, or any combination thereof, would constitute a breach, violation or default by the Company under any such Material Contract or, to the knowledge of the Company, by any other Person to any such Material Contract, except for such violations or defaults that would not have a Material Adverse Effect. The Company has not been notified that any party to any Material Contract intends to cancel, terminate, not renew or exercise an option under any Material Contract, whether in connection with the transactions contemplated hereby or otherwise.

4.9. Voting Rights. Other than as provided by the Transaction Documents or any agreement or other document listed as an exhibit to an SEC Report, there are no provisions in the Certificate of Incorporation, Bylaws or any instrument or contract to which the Company or any Subsidiary is a party which (a) may affect or restrict the voting rights of the Investors with respect to the Securities in their capacity as stockholders of the Company, (b) may adversely affect the Company’s or the Investors’ right or ability to consummate the transactions contemplated by, or comply with the terms of, the Transaction Documents, (c) require the vote of more than a majority of the Company’s issued and outstanding Common Stock to take or prevent any corporate action, other than those matters requiring a different vote under Delaware law or (d) entitle any party to nominate or elect any director of the Company or require any of the Company’s stockholders to vote for any such nominee or other person as a director of the Company.

4.10. No Integrated Offering. Neither the Company, nor any of its Affiliates or any other Person acting on the Company’s behalf, has directly or indirectly engaged in any form of general solicitation or general advertising with respect to the Securities nor have any of such Persons made any offers or sales of any security of the Company or its Affiliates or solicited any offers to buy any security of the Company or its Affiliates under circumstances that would require registration of the Securities under the Securities Act or cause this offering of Securities to be integrated with any prior offering of securities of the Company for purposes of the Securities Act or any applicable shareholder approval provisions of any Trading Market on which any of the securities of the Company are listed or designated, nor will the Company take any action or steps that would cause the offering or issuance of the Securities to be integrated with other offerings.

4.11. Offering; Exemption. Assuming the accuracy of the Investors’ representations and warranties set forth in Section 3 of this Agreement, no registration under the Securities Act or any applicable state securities law is required for the offer and sale of Redeemable Convertible Preferred Stock by the Company to the Investors as contemplated hereby or for the conversion of the Redeemable Convertible Preferred Stock into Conversion Shares.

4.12. SEC Reports; Consolidated Financial Statements.

(a) Except as set forth in the SEC Reports, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since January 1, 2014 (the foregoing materials, including (i) the exhibits thereto and documents incorporated by reference therein and (ii) the draft of the 10-K attached hereto as Exhibit E (the “Draft 10-K”), being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, in each case since January 1, 2014, when filed (or, in the case of the Draft 10-K, as of the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All Material Contracts to which the Company or any Subsidiary is a party or to which the property or assets of the Company or any Subsidiary are subject that are required to be included as part of or specifically identified in the SEC Reports are so included or specifically identified.

(b) The consolidated financial statements of the Company included in the SEC Reports present fairly, in all material respects, the financial position of the Company as of the dates indicated and the results of operations, changes in stockholders’ equity and cash flows for the periods specified. Such consolidated financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto and except in the case of unaudited consolidated financial statements, which are subject to normal recurring year-end adjustments and may not contain certain footnotes as permitted by applicable rules of the Commission.

(c) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) which (a) are designed to ensure that material information relating to the Company, including each consolidated Subsidiary, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; (b) have been evaluated by management of the Company for effectiveness as of the end of the Company’s most recent fiscal quarter; and (c) are effective in all material respects to perform the functions for which they were established. Since the end of the Company’s most recent audited fiscal year, there have been no significant deficiencies or material weaknesses in the Company’s internal control over financial reporting (whether or not remediated) and no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

4.13. No Undisclosed Material Liabilities. As of the date of this Agreement, there are no liabilities of the Company, of any kind whatsoever, whether interest-bearing indebtedness or liabilities accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities:

(a) reflected in the consolidated financial statements included in the SEC Reports;

(b) incurred in the ordinary course of business;

(c) created under, or incurred in connection with, the Transaction Documents; or

(d) which would not in the aggregate be material to the Company.

4.14. Litigation. Except as set forth in the SEC Reports, (a) there is no action, suit, proceeding, inquiry or investigation brought by or before any Governmental Entity now pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or materially and adversely affect the consummation of the transactions contemplated by the Transaction Documents or the performance by the Company of its obligations thereunder, (b) the aggregate of all pending legal or governmental proceedings to which the Company or any Subsidiary is a party or of which any of their respective properties or assets is the subject, including ordinary routine litigation incidental to the Company’s business, if determined adversely to the Company, would not reasonably be expected to have a Material Adverse Effect and (c) neither the Company nor any Subsidiary is in default with respect to any judgment, order or decree of any Governmental Entity.

4.15. Taxes. The Company and each Subsidiary have filed all necessary federal, foreign, state, local and other tax returns that are required to be filed or have properly requested extensions thereof and have paid all material taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them, except as may be being contested in good faith and by appropriate proceedings. The Company has made adequate charges, accruals and reserves in the applicable consolidated financial statements referred to in Section 4.12 hereof in respect of all taxes for all periods as to which the tax liability of the Company or any Subsidiary has not been finally determined.

4.16. Employee Matters.

(a) The Company has listed any “employee benefit plan” (except for personal benefit plans) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that it maintains for employees as an exhibit to an SEC Report.

(b) (i) No director or officer or other employee of the Company will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting) or lapse of repurchase rights or obligations with respect to any employee benefit plan subject to ERISA or other benefit under any compensation plan or arrangement of the Company (each, an “Employee Benefit Plan”) solely as a result of the transactions contemplated by this Agreement; and (ii) no payment made or to be made to any current or former employee or director of the Company, or any of its Affiliates by reason of the transactions contemplated hereby (whether alone or in connection with any other event, including, but not limited to, a termination of employment) will constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(c) No officer or employee of the Company, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and, to the knowledge of the Company, the continued employment of each such officer or employee does not subject the Company or any Subsidiary to any material liability with respect to any of the foregoing matters.

(d) The Company and each Subsidiary are in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders and codes respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, and no work stoppage or labor strike against the Company or any Subsidiary is pending or, to the knowledge of the Company, threatened, nor is the Company or any Subsidiary involved in or, to the knowledge of the Company, threatened with any labor dispute, grievance or litigation relating to labor matters involving any employees of the Company or any Subsidiary, except for any of the foregoing which would not have a Material Adverse Effect. To the Company’s knowledge, there are no suits, actions, disputes, claims (other than routine claims for benefits), investigations or audits pending or, to the knowledge of the Company, threatened in connection with any Employee Benefit Plan.

4.17. Compliance with Laws. Neither the Company nor any Subsidiary (i) is in violation in any material respect of any applicable federal, state, local, foreign or other law, statute, regulation, rule, ordinance, code convention, directive, order, judgment or other legal requirement (collectively, “Laws”) of any Governmental Entity or (ii) to the knowledge of the Company, is being investigated with respect to, or has been threatened in writing to be charged with or given notice of any violation in any material respect of, any applicable Law.

4.18. Brokers. There is no investment banker, broker, finder, financial advisor or other person that has been retained by or is authorized to act on behalf of the Company and who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.19. Environmental Matters. The Company and its Subsidiaries (A) are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, decisions and orders relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (B) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their business; and (C) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in any such case for any such failure to comply, or failure to receive required permits, licenses or approvals, or liability as would not, individually or in the aggregate, have a Material Adverse Effect.

4.20. Intellectual Property Matters. Except as set forth in the SEC Reports, (a) the Company is the sole and exclusive owner of, or has obtained valid and enforceable licenses for, the inventions, patent applications, patents, trademarks, trade names, service names, copyrights, trade secrets, know-how and other intellectual property that is used in connection with, and is material to, the business of the Company and its Subsidiaries as currently conducted or as currently proposed to be conducted (collectively, “Intellectual Property”); (b) to the knowledge of the Company, there are no third parties who have rights to any Intellectual Property, except for customary reversionary rights of third-party licensors with respect to Intellectual Property that is exclusively licensed to the Company; (c) to the knowledge of the Company, there is no infringement by third parties of any Intellectual Property; (d) there is no pending or, to the knowledge of the Company, threatened material action, suit, proceeding or claim by others: (i) challenging the Company’s rights in or to any Intellectual Property, and the Company is unaware of any facts that would form a reasonable basis for any such action, suit, proceeding or claim; (ii) challenging the validity, enforceability, ownership, inventorship or scope of any Intellectual Property, and the Company is unaware of any facts that would form a reasonable basis for any such action, suit, proceeding or claim; or (iii) asserting that the Company infringes or otherwise violates, or would, upon the commercialization of any product or service infringe or violate any patent, trademark, trade name, service name, copyright, trade secret or other proprietary rights of others, and the Company is unaware of any facts that would form a reasonable basis for any such action, suit, proceeding or claim; (e) the Company has complied in all material respects with the terms of each material agreement pursuant to which Intellectual Property has been licensed to the Company, and all such agreements are in full force and effect; (f) the product candidates currently under development by the Company fall within the scope of the claims of one or more patents or patent applications owned by, or exclusively licensed to, the Company; (g) all Intellectual Property is in full force and effect, valid, subsisting and enforceable; and (h) inventorship of the patents within the Intellectual Property is properly identified on such patents in all material respects. The Company has taken reasonable and customary measures to maintain and protect, as applicable, the confidentiality of Intellectual Property, including but not limited to, the trade secrets and know-how within the Intellectual

Property. The Company has written agreements with its employees and contractors involved in the creation of Intellectual Property that oblige each employee or contractor, as applicable, to: (i) assign to the Company all Intellectual Property created or provided in the course of their employment or engagement; and (ii) keep Intellectual Property, as applicable, confidential and to safeguard it from unauthorized access, use, copying and disclosure.

4.21. Related-Party Transactions. Except for the transaction contemplated hereby and as set forth in the SEC Reports, there are no business relationships or related-party transactions involving the Company or any Subsidiary or any other person of the type required to be disclosed in the SEC Reports pursuant to Item 404 of Regulation S-K promulgated by the Commission.

4.22. Title to Property and Tangible Assets. Except as set forth in the SEC Reports, the Company and each Subsidiary have good and marketable title to all of the real and tangible personal property and other tangible assets owned by the Company or any such Subsidiary, in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, adverse claims and other defects (“Liens”), except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and, the payment of which is neither delinquent nor subject to penalties. Except as set forth in the SEC Reports , the real property, improvements on real property, equipment and tangible personal property held under lease by the Company or any Subsidiary are held under valid and enforceable leases.

4.23. Absence of Changes. Since December 31, 2016, except as set forth in a subsequent SEC Report filed (or, in the case of the Draft 10-K, attached hereto) prior to the date hereof or as contemplated by the Transaction Documents, or in connection with the filing of the Certificate of Designation, there has not been:

(1) any amendment of any term of any outstanding security of the Company;

(2) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company of any outstanding shares of its capital stock;

(3) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) the Company relating to its assets or business (including the acquisition or disposition of any material amount of assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, other than transactions, commitments, contracts, agreements or settlements (excluding settlements of litigation and tax proceedings) in the ordinary course of business, in each case, only if material to the Company and its Subsidiaries taken together as a whole;

(4) any (A) grant of any severance or termination pay to (or amendment to any such existing arrangement with) any director or officer of the Company or any Subsidiary, (B) entering into of any employment, deferred compensation, supplemental retirement or other similar agreement (or any amendment to any such existing agreement) with any director or officer of the Company or any Subsidiary, (C) increase in, or accelerated vesting and/or payment of, benefits under any existing severance or termination pay policies or employment agreements or (D) increase in or enhancement of any rights or features related to compensation, bonus or other benefits payable to directors, officers of the Company or any Subsidiary, in each case, other than in the ordinary course of business consistent with past practice, in each case only if required to be set forth in an SEC Report;

(5) any material tax election made or changed, any audit settled or any amended tax returns filed;

(6) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Company’s or its Subsidiaries’ properties or assets when taken together as a whole;

(7) any sale, assignment or transfer, or any agreement to sell, assign or transfer, any material asset, liability, property, obligation or right of the Company or any Subsidiary to any Person, including, without limitation, the Investors and their Affiliates, in each case, other than in the ordinary course of business;

(8) any material obligation or liability incurred, or any loans or advances made, by the Company or any Subsidiary to any of its or their Affiliates, other than expenses allowable in the ordinary course of business of the Company;

(9) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any material property, rights or assets other than in the ordinary course of business of the Company;

(10) any material waiver of any rights or claims of the Company or any Subsidiary;

(11) any material lien upon, or adversely affecting, any property or other assets of the Company or any Subsidiary;

(12) any material change or amendment to a contract filed as an exhibit to an SEC Report that is material to the Company and each Subsidiary taken together as a whole;

(13) any agreement or commitment by the Company or any Subsidiary to do any of the foregoing; or

(14) any other change, development, occurrence or event that has had or would reasonably be expected to have a Material Adverse Effect.

4.24. Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any domestic government official, “foreign official” (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”)) or employee from corporate funds; (iii) violated or is in violation of any provision of the FCPA or, to the knowledge of the Company, any applicable non-U.S. anti-bribery statute or regulation; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any domestic government official, such foreign official or employee; and the Company and its Subsidiaries have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

4.25. Money Laundering Laws. The operations of the Company and its Subsidiaries are, and have been conducted at all times, in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and to the knowledge of the Company, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

4.26. OFAC. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or person acting on behalf of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds herefrom, or lend, contribute or otherwise make available such proceeds to any Subsidiary or any joint venture partner or other person or entity, for the purpose of financing the activities of or business with any person, or in any country or territory, that currently is subject to any U.S. sanctions administered by OFAC or in any other manner that will result in a violation by any person (including any person participating in the transaction whether as underwriter, advisor, investor or otherwise) of U.S. sanctions administered by OFAC.

4.27. Regulatory Permits. Except as set forth in the SEC Reports, (a) the Company and each Subsidiary have such permits, licenses, certificates, approvals, clearances, authorizations or amendments thereto (the “Regulatory Permits”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business of the Company as currently conducted and as described in the SEC Reports, including, without limitation, any Investigational New Drug Application (“IND”) as required by the United States Food and Drug Administration (“FDA”) or authorizations issued by federal, state, local or foreign agencies or bodies engaged in the regulation of pharmaceuticals and biological products such as those being developed by the Company (collectively, “Regulatory Authorities”); (b) the Company and each Subsidiary are in compliance in all material respects with the requirements of the Regulatory Permits, and all of the Regulatory Permits are valid and in full force and effect, in each case in all material respects; (c) the Company has not received any notice of proceedings relating to the revocation, termination, modification or impairment of any of the Regulatory Permits; (d) neither the Company nor any Subsidiary has failed to file with the FDA or any other Regulatory Authority any required application, submission, report, document, notice, supplement or amendment, and all such filings were in material compliance with applicable laws when filed and have been supplemented as necessary to remain in material compliance with applicable laws and no material deficiencies have been asserted by the FDA or any other Regulatory Authority with respect to any such filings

4.28. Preclinical and Clinical Data and Regulatory Compliance. The preclinical tests and clinical trials (collectively, “Studies”) that are described in, or the results of which are referred to in, the SEC Reports were and, if still pending, are being conducted in all material respects in accordance with the protocols, procedures and controls designed and approved for such Studies and each description of the results of such Studies is accurate and complete in all material respects, and the Company and each Subsidiary have no knowledge of any other studies the results of which are inconsistent with, or otherwise call into question, the results described in the SEC Reports. Except as set forth in the SEC Reports, neither the Company nor any Subsidiary has received any written notice of, or correspondence from, any Regulatory Authority or institutional review board requiring the termination, suspension or material modification of any Studies that are described or referred to in the SEC Reports and the Company and each Subsidiary have operated and currently are in compliance in all material respects with applicable laws, rules, regulations and policies of the Regulatory Authorities, including current Good Laboratory Practices and current Good Clinical Practices.

4.29. Insurance. The Company and each Subsidiary are insured by reputable institutions with policies in such amounts and with such deductibles and covering such risks as the Company reasonably believes are generally deemed adequate and customary for its business including, but not limited to, policies covering real and personal property owned or leased by the Company and each Subsidiary against theft, damage, destruction and acts of vandalism and policies covering the Company and each Subsidiary for product liability claims and clinical trial liability claims. The Company has no reason to believe that it or any Subsidiary will not be able (a) to renew its existing insurance coverage as and when such policies expire or (b) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not have a Material Adverse Effect. To the knowledge of the Company, neither the Company nor any Subsidiary has been denied any insurance coverage which it has sought or for which it has applied, except as would not have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company carries director and officer insurance with customary coverage limits for a Company of its size.

4.30. Investment Company. The Company is not, and will not be, immediately following receipt of payment for the shares of Redeemable Convertible Preferred Stock being purchased pursuant to this Agreement, required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.31. Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. The Company has not, in the twelve (12) months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

4.32. Accountants. Deloitte & Touche LLP, who expressed its opinion with respect to the consolidated financial statements included in the SEC Reports, is (a) an independent registered public accounting firm as required by the Securities Act, the Exchange Act and the rules of the Public Company Accounting Oversight Board (“PCAOB”), (b) in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X under the Securities Act and (c) a registered public accounting firm as defined by the PCAOB whose registration has not been suspended or revoked and who has not requested such registration to be withdrawn.

4.33. Application of Takeover Protections. The Company and the Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation, the Bylaws or the laws of its state of incorporation (including Section 203 of the Delaware General Corporation Law) that is or could become applicable to the Investors as a result of the Investors and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Redeemable Convertible Preferred Stock and the conversion of the Redeemable Convertible Preferred Stock into Conversion Shares.

4.34. No Registration Rights. No Person has the right to (i) prohibit the Company from filing a Registration Statement or (ii) require the Company to register any securities for sale under the Securities Act by reason of the filing of a Registration Statement except in the case of clause (ii) for rights which have been properly satisfied or waived. The granting and performance of the registration rights under the Transaction Documents will not violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture, or instrument to which the Company is a party.

4.35. Disclosure. The representations and warranties contained in this Agreement and the other Transaction Documents and in the certificates and exhibits and schedules delivered to the Investors by the Company pursuant to this Agreement and the other Transaction Documents do not contain any untrue statement of a material fact, and do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

5. Conditions of Parties’ Obligations.

5.1. Conditions of the Investors’ Obligations. The obligations of the Investors to purchase the shares of Redeemable Convertible Preferred Stock set forth on Schedule I attached hereto at the Closing are subject to the fulfillment prior to the Closing Date of all of the following conditions, any of which may be waived in whole or in part by the Investors in their sole discretion.

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement and in any certificate, if any, or other writing, if any, delivered by the Company pursuant hereto shall be true and correct in all material respects on and as of the Closing Date except those representations and warranties qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects, with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(b) Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with it on or before the Closing.

(c) Certificate of Designation. Prior to the Closing, (i) the Certificate of Designation shall have been filed with the Secretary of State of the State of Delaware, and (ii) the Investors shall have received confirmation from the Secretary of State of the State of Delaware reasonably satisfactory to the Investors that such filing has occurred.

(d) Qualification Under State Securities Laws. All registrations, qualifications, permits and approvals, if any, required to be obtained prior to the Closing under applicable state securities laws shall have been obtained for the lawful execution, delivery and performance of this Agreement or the other Transaction Documents, including, without limitation, the offer and sale of the Securities

(e) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by (i) the Company and (ii) the Investors.

(f) No Stockholder Approval Required. No approval on the part of the stockholders of the Company shall be required in connection with the execution and delivery by the Company of the Certificate of Designation, this Agreement and the other Transaction Documents and the consummation of the transactions to be performed by the Company contemplated by the Transaction Documents.

(g) Supporting Documents. The Investors at the Closing shall have received the following:

(1) A good standing certificate of the Company and each Subsidiary if good standing certificates are issuable in its jurisdiction;

(2) An opinion from Sidley Austin LLP, counsel to the Company, dated as of the Closing Date, in a form satisfactory to the Investors;

(3) Copies of resolutions of the Board, certified by the Secretary of the Company, authorizing and approving the filing of the Certificate of Designation, the execution, delivery and performance of the Transaction Documents and all other documents and instruments to be delivered pursuant hereto and thereto;

(4) A copy of the Certificate of Incorporation and Bylaws, certified by the Secretary of the Company; and

(5) A certificate of incumbency executed by the Secretary of the Company (A) certifying the names, titles and signatures of the officers authorized to execute the documents referred to in subparagraphs (3) and (4) above and (B) further certifying that the Certificate of Designation delivered to the Investors at the time of the execution of this Agreement has been validly adopted and has not been amended or modified.

(h) No Effect on Nasdaq Listing. The Nasdaq Stock Market shall have confirmed to the Company in writing that its review of the Transaction Documents is complete and shall not have raised objections to the terms thereof.

(i) No Material Adverse Effect. There shall have been no Material Adverse Effect with respect to the Company since the date hereof.

(j) Adoption and Approval of Waiver of Corporate Opportunity. The Board shall adopt and approve the terms of Section 6.10 of this Agreement and the letter agreement attached as Exhibit D.

(k) Compliance Certificate. The Company shall have delivered to the Investors a Compliance Certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date to the effect that the conditions specified in subsections (a), (b), (c), (d), (e), (f), (h), (i) and (j) of this Section 5.1 have been satisfied.

5.2. Conditions of the Company’s Obligations. The obligations of the Company under Section 1 hereof are subject to the fulfillment prior to or on the Closing Date of all of the following conditions, any of which may be waived in whole or in part by the Company.

(a) Covenants; Representations and Warranties. (i) The Investors at the Closing Date shall have performed in all material respects all of their respective obligations and conditions hereunder required to be performed or complied by them at or prior to the Closing Date and (ii) the representations and warranties of the Investors at the Closing Date contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Registration Rights Agreement. The Investors shall have executed and delivered the Registration Rights Agreement.

5.3. Conditions of Each Party’s Obligations. The respective obligations of each party to consummate the transactions at the Closing contemplated hereunder are subject to the parties being reasonably satisfied as to the absence of (a) litigation challenging or seeking damages in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents, in which there has been issued any order or injunction delaying or preventing the consummation of the transactions contemplated hereby, and (b) any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to this Agreement or the transactions contemplated hereby by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational prohibiting or enjoining the transactions contemplated by this Agreement.

6. Covenants.

6.1. Reporting Requirements. As long as an Investor holds Redeemable Convertible Preferred Stock (or underlying Conversion Shares), the Company covenants to timely file (or obtain or avail itself of extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company from and after the date hereof pursuant to the Exchange Act.

6.2. Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Investors or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

6.3. Securities Laws Disclosure; Publicity. The Company shall, by 5:30 p.m. (New York City time) on the fourth business day immediately following the date hereof, file with the Commission a Current Report on Form 8-K, disclosing the material terms of the transactions contemplated hereby and filing the Transaction Documents as exhibits thereto. The Company and Bain Capital Life Sciences, LP shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor the Investors shall issue any such press release or otherwise make any such public statement without the prior consent of the Company, with respect to any press release of an Investor, or without the prior consent of Bain Capital Life Sciences, LP, with respect to any press release of the Company, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not include the name of any Investor in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Investor, except (i) as required by federal securities law in connection with (A) any registration statement contemplated by the Registration Rights Agreement, (B) the Current Report on Form 8-K required by this Section, (C) any filing required by the Commission and (D) the filing of final Transaction Documents (including signature pages thereto) with the Commission and (ii) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Investor with prior notice of such disclosure permitted under this clause (ii) and reasonable opportunity to comment.

6.4. Reservation of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue all of the shares of Common Stock issuable upon conversion of the Redeemable Convertible Preferred Stock.

6.5. Listing of Common Stock. The Company hereby agrees to use commercially reasonable efforts to maintain the listing of the Common Stock on a Trading Market. The Company will take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and to comply in all material respects with the Company’s reporting, filing and other obligations under the rules and listing standards of the Trading Market.

6.6. Filings. The Company shall make all filings with the Commission and its Trading Markets as required by the transactions contemplated hereby. With respect to any conversion from Redeemable Convertible Preferred Stock into Common Stock, the Company and each Investor (i) shall use their respective commercially reasonable efforts to promptly file or cause to be filed, (x) within 10 business days from the date that either the Company or any Investor provides any notice of conversion required pursuant to Section 5 or 6 of the Certificate of Designation (for which within five business days the Investor determines that a filing under the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and so notifies the Company), all required filings under the HSR Act and, (y) as promptly as reasonably practicable, all required filings under other applicable antitrust laws that the Company or any Investor reasonably determines in good faith to be necessary or appropriate to effect the transactions contemplated by this Agreement including but not limited to, the conversion of Redeemable Preferred Stock into Common Stock, (ii) shall consult and cooperate with each other in the preparation of such filings, and (iii) shall promptly inform the other parties of any material communication received by such party from any Governmental Entity regarding the transactions contemplated by this Agreement and shall enable the other party to participate in any communications and meetings with any Governmental Entity regarding the transactions contemplated by this Agreement unless prohibited by the Governmental Entity. Each of the Company and any Investor that files such notice pursuant to the HSR Act or any other applicable antitrust law in accordance with the preceding sentence acknowledges that no conversion of Redeemable Preferred Common Stock into Common Stock will be consummated until any waiting period prescribed under the HSR Act or any other applicable antitrust law has elapsed.

6.7. Rule 16b-3 Exemption. The Company shall use commercially reasonable efforts in the form of resolutions adopted by the Board in its discretion as may be required to cause the receipt at the Closing of the shares of Redeemable Convertible Preferred Stock, any subsequent conversion thereof and the receipt of any Conversion Shares deliverable upon such conversion, in each case, by each Investor that may from time to time be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.8. Board Representation. Immediately following the Closing, the Company covenants and agrees that it will increase the size of its Board to nine directors and take all steps necessary to appoint Adam Koppel. Concurrently with such appointment, the Company and such director shall enter into the Company’s standard form of indemnification agreement attached hereto as Exhibit C and the letter agreement attached hereto as Exhibit D. In addition, the such director shall be entitled to receive from the Company and its Subsidiaries, if applicable, the same insurance coverage in connection with his or her service as a member of the Board or any committee thereof as is provided for each of the other members of the Board or committee, as applicable. Such insurance coverage shall be provided through customary director and officer indemnity insurance on commercially reasonable terms. The Company agrees that it will reimburse such director for reasonable costs and expenses in attending Board meetings in accordance with the Company’s policies.

6.9. Board Observer. The Company covenants and agrees that, in the event that the director referred to in Section 6.8 is not re-elected or otherwise ceases to serve as a director at any time that investment funds advised by Bain Capital Life Sciences, LP (such funds, the “Bain Investors”) own at least 25% of the Redeemable Convertible Preferred Stock (or underlying Common Stock) held by them as of the Closing, the Company shall take all necessary action to appoint as an observer to the Board an individual designated by Bain Capital Life Sciences, LP (such individual, the “Bain Observer”); provided, however, that the Bain Observer shall agree to hold in confidence and trust all information so provided, and if requested by the Company, shall enter into a non-disclosure agreement in a form mutually acceptable to the Company and the Bain Observer; and provided further, that the Company reserves the right, in its reasonable discretion, to withhold any information and to exclude the Bain Observer from any meeting or portion thereof if access to such information or attendance at such meeting would, in the opinion of the Company’s counsel, be reasonably likely to adversely affect the attorney-client privilege between the Company and its counsel or create an actual conflict of interest, if there is an executive session of the Board, or if the Board determines that the Bain Observer is a competitor of the Company or is employed by a competitor of the Company.

6.10. Waiver of Corporate Opportunity.

(a) To the fullest extent permitted by applicable law, the Company hereby agrees that the Exempted Persons shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its subsidiaries. To the fullest extent permitted by applicable law, the Company, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available to the Exempted Persons, even if the opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. The Company hereby further agrees that each Exempted Person shall have no duty to communicate or offer such business opportunity to the Company (and that there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the Company and the industry in which it operates that it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, shall not be liable to the Company or any of its subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its subsidiaries, or uses such knowledge and understanding in the manner described herein. The parties specifically agree that each Exempted Person is an intended third-party beneficiary of this Section 6.10 and is entitled to rely upon and enforce the rights and obligations granted herein. “Exempted Person” shall mean the Bain Investors, including Bain Capital Life Sciences Fund, L.P. and BCIP Life Sciences Associates, LP, and all of their respective partners, principals, directors, officers, members, managers, managing directors, operating partners and/or employees, including any of the foregoing who serve as officers or directors of the Company, including the director named in Section 6.8. In addition to and notwithstanding the foregoing, a corporate opportunity shall not be deemed to belong to the Company if it is a business opportunity that the Company is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Company’s business or is of no practical advantage to it or that is one in which the Company has no interest or reasonable expectancy.

(b) The Company hereby covenants and agrees that it shall not take any action, or adopt any resolution, inconsistent with the provisions of this Section 6.10.

6.11. Certain Tax Matters. Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code, the parties covenant and agree that they shall each treat the Redeemable Convertible Preferred Stock as “common stock” under Section 305 of the Code and shall not treat the Redeemable Convertible Preferred Stock as giving rise to any deemed dividends or distributions to the holders of Redeemable Convertible Preferred Stock under Section 305 of the Code.

7. Transfer Restrictions; Restrictive Legend.

7.1. Transfer Restrictions. Each Investor understands that the Company may, as a condition to the transfer of any of the Securities, require that the request for transfer be accompanied by an opinion of counsel reasonably satisfactory to the Company, to the effect that the proposed transfer does not result in a violation of the Securities Act, unless such transfer is covered by an effective registration statement or by Rule 144 under the Securities Act; provided, however, that an opinion of counsel shall not be required for a transfer by any Investor that is (A) a partnership transferring, for no additional consideration, assets owned by it to its partners or former partners pro rata in accordance with partnership interests, (B) a corporation transferring, for no additional consideration, to a wholly owned subsidiary or a parent corporation that owns all of the capital stock of the Investor, (C) a limited liability company transferring, for no additional consideration, assets owned by it to its members or former members pro rata in accordance with their interest in the limited liability company, (D) an individual transferring, for no additional consideration, to a family member or trust for the benefit of such individual, or (E) transferring its Securities to any Affiliate of the Investor, in the case of an institutional investor, or other Person under common management with the Investor; and provided, further, that the transferee in each case agrees to be subject to the restrictions in this Section 7. It is understood that the certificates evidencing the Securities may bear substantially the following legends:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF SUCH ACT.”

7.2. Unlegended Certificates. The Company shall be obligated to promptly reissue unlegended certificates upon the request of any holder thereof (x) at such time as the holding period under Rule 144 or another applicable exemption from the registration requirements of the Securities Act has been satisfied or (y) at such time as a registration statement is available for the transfer of the Securities. The Company is entitled to request from any holder requesting unlegended certificates under clause (x) of the foregoing sentence an opinion of counsel reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

8. Registration, Transfer and Substitution of Certificates for Convertible Preferred Stock.

8.1. Stock Register; Ownership of Convertible Preferred Stock. The Company will keep at its principal office a register in which the Company will provide for the registration of transfers of the Convertible Preferred Stock. The Company may treat the Person in whose name any of the Convertible Preferred Stock are registered on such register as the owner thereof and the Company shall not be affected by any notice to the contrary. All references in this Agreement to a “holder” of any Convertible Preferred Stock shall mean the Person in whose name such Convertible Preferred Stock are at the time registered on such register.

8.2. Replacement of Certificates. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing Convertible Preferred Stock, and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Company or, in the case of any such mutilation, upon surrender of such certificate for cancellation at the office of the Company maintained pursuant to Section 8.1 hereof, the Company at its expense will execute and deliver, in lieu thereof, a new certificate representing Convertible Preferred Stock of like tenor.

9. Definitions. Unless the context otherwise requires, the terms defined in this Section 9 shall have the meanings specified for all purposes of this Agreement.

Except as otherwise expressly provided, all accounting terms used in this Agreement, whether or not defined in this Section 9, shall be construed in accordance with GAAP. If and so long as the Company has one or more Subsidiaries, such accounting terms shall be determined on a consolidated basis for the Company and each of its Subsidiaries, and the consolidated financial statements and other financial information to be furnished by the Company pursuant to this Agreement shall be consolidated and presented with consolidating financial statements of the Company and each of its Subsidiaries.

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

“Agreement” has the meaning assigned to it in the introductory paragraph hereof.

“Bain Investors” has the meaning assigned to it in Section 6.9 hereof.

“Bain Observer” has the meaning assigned to it in Section 6.9 hereof.

“Board” has the meaning assigned to it in Section 4.6(b) hereof.

“Bylaws” means the Company’s Amended and Restated Bylaws as in effect as of the date hereof.

“Certificate of Designation” has the meaning assigned to it in the recitals hereof.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation as in effect as of the date hereof.

“Closing” has the meaning assigned to it in Section 2.1 hereof.

“Closing Date” has the meaning assigned to it in Section 2.1 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Common Stock” has the meaning assigned to it in the recitals hereof.

“Company” has the meaning assigned to it in the introductory paragraph hereof.

“Conversion Shares” has the meaning assigned to it the recitals hereof.

“Damages” has the meaning assigned to it in Section 10.2(a) hereof.

“Employee Benefit Plan” has the meaning assigned to it in Section 4.16(b) hereof.

“Encumbrances” means any lien, claim, judgment, charge, mortgage, security interest, pledge, escrow, equity or other encumbrance.

“Environmental Laws” has the meaning assigned to it in Section 4.19 hereof.

“ERISA” has the meaning assigned to it in Section 4.16(a) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempted Person” has the meaning assigned to it in Section 6.10 hereof.

“FDA” has the meaning assigned to it in Section 4.27 hereof.

“GAAP” means U.S. generally accepted accounting principles consistently applied.

“Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

“IND” has the meaning assigned to it in Section 4.27 hereof.

“Intellectual Property” has the meaning assigned to it in Section 4.20 hereof.

“Investor Party” has the meaning assigned to it in Section 10.2(a) hereof.

“knowledge” of the Company or any similar phrase means the actual knowledge, after due inquiry, of the following persons: Douglas M. Fambrough, III, Jack Green, Barbara Fielman, Bob D. Brown, Jennifer Lockridge, David Miller, Bart Wise and James B. Weissman.

“Laws” has the meaning assigned to it in Section 4.17 hereof.

“Material Adverse Effect” means (i) any material adverse effect on the issuance or validity of the Securities or the transactions contemplated hereby or the enforceability or validity of the Certificate of Designation or on the ability of the Company to perform its obligations under this Agreement and the other Transaction Documents or (ii) any material adverse effect on the financial condition, properties, assets, liabilities, business or operations of the Company and its Subsidiaries, taken as a whole, except, in the case of (i) or (ii) to the extent such effect results directly from the announcement or the existence of this Agreement or the transactions contemplated hereby.

“Material Contract” means all written and oral contracts, agreements, deeds, mortgages, leases, subleases, licenses, instruments, notes, commitments, commissions, undertakings, arrangements and understandings which are required to be filed as exhibits by the Company with the Commission pursuant to Items 601(b)(4) and 601(b)(10) of Regulation S-K promulgated by the Commission.

“PCAOB” has the meaning assigned to it in Section 4.32 hereof.

“Person” means and includes all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures, limited liability companies and other entities and governments and agencies and political subdivisions.

“Purchase Price” has the meaning assigned to it in Section 1 hereof.

“Investors” has the meaning assigned to it in the introductory paragraph of this Agreement and shall include any Affiliates of the Investors.

“Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit B.

“Regulatory Authorities” has the meaning assigned to it in Section 4.27 hereof.

“Regulatory Permits” has the meaning assigned to it in Section 4.27 hereof.

“Required Investors” means any Investor which, together with its Affiliates, beneficially owns at least a majority of the Redeemable Convertible Preferred Stock (or underlying Conversion Shares), determined on an as-converted basis without regard to limitations on conversion, then beneficially owned by the Investors.

“SEC Reports” has the meaning assigned to it in Section 4.12(a) hereof.

“Securities” has the meaning assigned to it in the recitals hereof.

“Securities Act” or “Act” means the Securities Act of 1933, as amended.

“Redeemable Convertible Preferred Stock” has the meaning assigned to such term in the recitals hereof.

“Studies” has the meaning assigned to such term in Section 4.28 hereof.

“Subsidiary” means any corporation, association trust, limited liability company, partnership, joint venture or other business association or entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled directly or indirectly by the Company or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the NYSE MKT.

“Transaction Documents” means this Agreement, the Registration Rights Agreement and the Certificate of Designation.

10. Survival; Indemnification.

10.1. Survival. The representations, warranties, covenants, indemnities and agreements contained in this Agreement, in the Certificate of Designation and in the other Transaction Documents shall survive Closing of the transactions contemplated by this Agreement.

10.2. Indemnification.

(a) In consideration of each Investor’s execution and delivery of this Agreement and acquiring the Securities hereunder and in addition to all of the Company’s other obligations under the Transaction Documents to which it is a party, subject to the provisions of this Section 10.2, the Company shall indemnify and hold harmless each Investor, each of its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title), each Person, if any, who controls the Investor (within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act), and the respective directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title) of such controlling Persons (each, an “Investor Party”), from and against all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses (including all judgments, amounts paid in settlement, court costs, reasonable attorneys’ fees and costs of defense and investigation) (collectively, “Damages”) that any Investor Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents to which it is a party, or (b) any action, suit, claim or proceeding (including for these purposes a derivative action brought on behalf of the Company) instituted against such Investor Party arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents; provided, however, that (x) the foregoing indemnity shall not apply to any Damages to the extent, but only to the extent, that such Damages resulted directly from a breach of any of the Investor’s representations, warranties, covenants or agreements contained in this Agreement or the Registration Rights Agreement, and (y) the Company shall not be liable under this Section 10.2 to the extent, but only to the extent, that a court of competent jurisdiction shall have determined by a final judgment (from which no further appeals of right are available) that such Damages directly resulted from any acts or failures to act, undertaken or omitted to be taken by such Investor Party through its fraud, bad faith or willful misconduct.

10.3. Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification, and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person, unless (a) the indemnifying party has agreed to pay such fees or expenses, or (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person, or (c) in the reasonable judgment of any such person, a conflict of interest may exist between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person), or (d) if such Claim seeks any equitable relief or alleges any legal, regulatory or ethical violations by such person; and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. No indemnifying party will, except with the consent of the indemnified party, consent to entry of any judgment or enter into any settlement that (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation, or (ii) that includes the granting of any equitable relief or the admission by the indemnified party of its officers, directors, managers, partners or Affiliates of any legal, regulatory or ethical violations.

11. Enforcement.

11.1. Cumulative Remedies. None of the rights, powers or remedies conferred upon the Investors on the one hand or the Company on the other hand shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred by this Agreement, any of the other Transaction Documents or the Certificate of Designation or now or hereafter available at law, in equity, by statute or otherwise. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Investors and the Company will be entitled to seek specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

11.2. No Implied Waiver. Except as expressly provided in this Agreement, no course of dealing between the Company and the Investors or any other holder of shares of Redeemable Convertible Preferred Stock and no delay in exercising any such right, power or remedy conferred hereby or by the Certificate of Designation, or by any of the other Transaction Documents or now or hereafter existing at law in equity, by statute or otherwise, shall operate as a waiver of, or otherwise prejudice, any such right, power or remedy.

12. Non-Public Information. The Company covenants and agrees that, following the Closing, neither it nor any other Person acting on its behalf, will provide any Investor or its agents or counsel with any information that the Company believes constitutes material non-public information, unless (a) a representative or person employed by or otherwise affiliated or associated with such Investor or its affiliate then serves on the Board or (b) prior thereto, such Investor shall have agreed in writing to receive such information. The Company understands and confirms that each Investor shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

13. Miscellaneous.

13.1. Waivers and Amendments. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only in writing executed by the Company and the Required Investors; provided, that such written consent must also be executed by any Investor that is disproportionately and adversely affected. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such Securities, and the Company. Neither this Agreement, nor any provision hereof, may be changed, waived, discharged or terminated orally or by course of dealing, but only by an instrument in writing.

13.2. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by facsimile or e-mail or (iii) delivered by overnight courier, in each case, addressed as follows:

If to the Company to:

Dicerna Pharmaceuticals, Inc.

87 Cambridgepark Drive

Cambridge, MA 02140

Attention:     Douglas Fambrough, President and Chief Executive Officer

Facsimile:    (617) 612-6298

E-mail:          dfambrough@dicerna.com

and

Attention:     Jack Green, Chief Financial Officer

Facsimile:    (617) 612-6298

E-mail:         jackgreen@dicerna.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1001 Page Mill Road

Building 1

Palo Alto, CA 94304

Facsimile    (650) 565-6001

Attention:     Sam ZuckerE-mail: szucker@sidley.com

If to any Investor:

To the address set forth on Schedule 1 hereto;

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention:     Michael D. Beauvais

Facsimile:    (617) 235-0641

E-mail:         michael.beauvais@ropesgray.com

or at such other address as the Company or such Investor each may specify by written notice to the other parties hereto. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 13.2.

13.3. No Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

13.4. Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto, the successors and permitted assigns of the Investors and the successors of the Company, whether so expressed or not.

13.5. Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

13.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law principles.

13.7. Fees and Expenses. The Company agrees to pay, reimburse and hold the Bain Investors harmless from liability for the payment of all out-of-pocket fees and expenses incurred by it in connection with its diligence investigation of the Company, the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby, up to $300,000 in the aggregate. An estimate of the fees and expenses of third parties may be paid by checks delivered or wire transfers to such parties at the Closing by the Bain Investors, the amount of such checks or wire transfers being deducted from the aggregate amount to be paid by the Bain Investors at the Closing for the shares of Redeemable Convertible Preferred Stock to be purchased by them hereunder.

13.8. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.2 shall be deemed effective service of process on such party.

13.9. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE INVESTORS AND THE COMPANY HEREBY WAIVE, AND COVENANT THAT NEITHER THE COMPANY NOR THE INVESTORS WILL ASSERT, ANY RIGHT TO TRIAL BY JURY ON ANY ISSUE IN ANY PROCEEDING, WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE, IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY OTHER AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR IN ANY WAY CONNECTED WITH, RELATED OR INCIDENTAL TO THE DEALINGS OF THE INVESTORS AND THE COMPANY HEREUNDER OR THEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN TORT OR CONTRACT OR OTHERWISE. The Company acknowledges that it has been informed by the Investors that the provisions of this Section 13.9 constitute a material inducement upon which the Investors are relying and will rely in entering into this Agreement. Any Investor or the Company may file an original counterpart or a copy of this Section 13.9 with any court as written evidence of the consent of the Investors and the Company to the waiver of the right to trial by jury.

13.10. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

13.11. Entire Agreement. The Transaction Documents, including the Certificate of Designation, contain the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and such agreements supersede and replace all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and thereof.

13.12. Severability. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such provision shall, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable, and, as modified, shall be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.

13.13. Waiver of Conflicts. Each Investor acknowledges that it (i) has read the Transaction Documents, (ii) has been represented in the preparation, negotiation and execution of the Transaction Documents by legal counsel of its own choice or has voluntarily declined to seek such legal counsel, and (iii) understands the terms and consequences of the Transaction Documents and is fully aware of the legal and binding effect thereof. Each Investor understands that the Company has been represented in the preparation, negotiation and execution of the Transaction Documents by Sidley Austin LLP and that Sidley Austin LLP has not represented any Investor (or any director, employee or stockholder of the Company or any Investor) in the preparation, negotiation and execution of the Restated Charter or any Transaction Agreement. Each party hereto acknowledges that Sidley Austin LLP may have an investment in certain of the Investors or may have in the past performed, and may continue to perform, legal services for certain of the Investors (or Affiliates thereof) in matters unrelated to the transactions contemplated hereby, including the representation of such Investors (or Affiliates thereof) in venture capital financings and other matters. Accordingly, each party hereto hereby (i) acknowledges that it has had an opportunity to ask for, and has obtained, information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, (ii) gives its informed consent to representation by Sidley Austin LLP of certain of the Investors in such unrelated matters and to representation of the Company by Sidley Austin LLP in connection with this Agreement and the transactions contemplated hereby, and (iii) waives any conflict arising out of such representation with respect to the matters contemplated hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Redeemable Convertible Preferred Stock Purchase Agreement to be duly executed as of the day and year first above written.

THE COMPANY

DICERNA PHARMACEUTICALS, INC.

By:	/s/ Douglas M. Fambrough, III
Name:	Douglas M. Fambrough, III
Title:	President, Chief Executive Officer

[Signature Page to Redeemable Convertible Preferred Stock Purchase Agreement]

Investors:	Bain Capital Life Sciences Fund, L.P.
By: Bain Capital Life Sciences Partners, LP,
its general partner
By: Bain Capital Life Sciences Investors, LLC its general partner

	By:	/s/ Jeffrey Schwartz
	Name:	Jeffrey Schwartz
	Title:	Managing Director

BCIP Life Sciences Associates, LP
By: Boylston Coinvestors, LLC
its general partner

	By:	/s/ Jeffrey Schwartz
	Name:	Jeffrey Schwartz
	Title:	Authorized Signatory

Cormorant Private Healthcare Fund I, LP
By: Cormorant Private Healthcare GP, LLC,
its general partner

	By:	/s/ Bihua Chen
	Name:	Bihua Chen
	Title:	Managing Member

Cormorant Global Healthcare Master Fund, LP
By: Cormorant Global Healthcare GP, LLC,
its general partner

	By:	/s/ Bihua Chen
	Name:	Bihua Chen
	Title:	Managing Member

CRMA SPV, L.P.
By: Cormorant Asset Management, LLC,
its Special Limited Partner

	By:	/s/ Bihua Chen
	Name:	Bihua Chen
	Title:	Managing Member

[Signature Page to Redeemable Convertible Preferred Stock Purchase Agreement]

Domain Partners VIII, L.P.
By: One Palmer Square Associates VIII, LLC
its general partner

By:	/s/ Lisa A. Kraeutler
Name:	Lisa A. Kraeutler
Title:	Attorney-in-Fact

DP VIII Associates, L.P.
By: One Palmer Square Associates VIII, LLC
its general partner

By:	/s/ Lisa A. Kraeutler
Name:	Lisa A. Kraeutler
Title:	Attorney-in-Fact

EcoR1 Capital Fund, L.P.
By: EcoR1 Capital, LLC,
its general partner

By:	/s/ Oleg Nodelman
Name:	Oleg Nodelman
Title:	Manager

EcoR1 Capital Fund Qualified, L.P.
By: EcoR1 Capital, LLC,
its general partner

By:	/s/ Oleg Nodelman
Name:	Oleg Nodelman
Title:	Manager

RA Capital Healthcare Fund, L.P.
By: RA Capital Management, LLC,
its general partner

By:	/s/ Nicholas McGrath
Name:	Nicholas McGrath
Title:	Authorized Signatory

[Signature Page to Redeemable Convertible Preferred Stock Purchase Agreement]

Blackwell Partners LLC – Series A

By:	/s/ Abayomi A. Adigun
Name:	Abayomi A. Adigun
Title:	Investment Manager DUMAC, Inc. Authorized Agent

By:	/s/ Jannine M. Lall
Name:	Jannine M. Lall
Title:	Controller DUMAC, Inc. Authorized Agent

RTW Master Fund, LTD

By:	/s/ Roderick Wong
Name:	Roderick Wong
Title:	Director

RTW Innovation Master Fund, LTD

By:	/s/ Roderick Wong
Name:	Roderick Wong
Title:	Director

Skyline Venture Partners V, L.P.
By: Skyline Venture Management V, LLC,
its general partner

By:	/s/ John G. Freund
John G. Freund, Managing Director

[Signature Page to Redeemable Convertible Preferred Stock Purchase Agreement]

SCHEDULE I

Investor	Shares Purchased	Consideration
Bain Capital Life Sciences Fund, L.P. 200 Clarendon Street, Boston, MA 02116	226,130	$22,613,000
BCIP Life Sciences Associates, LP 200 Clarendon Street, Boston, MA 02116	23,870	$2,387,000
Blackwell Partners LLC – Series A 280 S. Mangum Street, Suite 210, Durham, NC 27701	14,076	$1,407,600
Cormorant Private Healthcare Fund I, LP 200 Clarendon Street, 52nd Floor, Boston, MA 02116	66,500	$6,650,000
Cormorant Global Healthcare Master Fund, LP 200 Clarendon Street, 52nd Floor, Boston, MA 02116	15,800	$1,580,000
CRMA SPV, L.P. PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands	3,200	$320,000
Domain Partners VIII, L.P. One Palmer Square, Suite 515, Princeton, NJ 08542	49,632	$4,963,200
DP VIII Associates, L.P. One Palmer Square, Suite 515, Princeton, NJ 08542	368	$36,800
EcoR1 Capital Fund, L.P.	24,129	$2,412,900
EcoR1 Capital Fund Qualified, L.P.	78,371	$7,837,100
RA Capital Healthcare Fund, L.P. 20 Park Plaza, Suite 1200, Boston, MA 02116	62,424	$6,242,400
RTW Innovation Master Fund, LTD 250 West 55th Street, 16th Floor, Suite A, New York, NY 10019	2,920	$292,000
RTW Master Fund, LTD 250 West 55th Street, 16th Floor, Suite A, New York, NY 10019	82,580	$8,258,000
Skyline Venture Partners V, L.P. 525 University Avenue, Suite 1350, Palo Alto, CA 94301	50,000	$5,000,000

EXHIBIT A

CERTIFICATE OF DESIGNATION

EXHIBIT B

REGISTRATION RIGHTS AGREEMENT

EXHIBIT C

FORM OF DIRECTOR INDEMNIFICATION AGREEMENT

EXHIBIT D

FORM OF LETTER AGREEMENT

EXHIBIT E

DRAFT 10-K